Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Veeco Instruments Inc.:

We consent to the use of our reports dated February 25, 2016, with respect to the consolidated balance sheet of Veeco Instruments Inc. and subsidiaries as of December 31, 2015, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity, and cash flows for the year ended December 31, 2015, and Schedule II — Valuation and Qualifying Accounts, and the effectiveness of internal control over financial reporting as of December 31, 2015, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the registration statement.

/s/ KPMG LLP

Melville, New York

January 10, 2017